Exhibit 99.1

Applied Digital Solutions Reports Third Quarter 2003 Operating
Results; 14 Percent Sequential Revenue Increase over Second Quarter

    PALM BEACH, Fla.--(BUSINESS WIRE)--Nov. 14, 2003--

           Over 5,000 VeriChips and 240 Proprietary Scanners
                        Ordered in 3rd Quarter

    Applied Digital Solutions, Inc. (Nasdaq:ADSX), an advanced technology development company, today reported its consolidated results for the third-quarter ended September 30, 2003. The Company's consolidated financial results include the balance sheets, operating results and cash flows of its majority owned subsidiaries, Digital Angel Corporation (AMEX:DOC), and InfoTech USA, Inc., formerly SysComm International Corporation (OTC:IFTH).
    The consolidated net loss (i.e. including Digital Angel Corporation and InfoTech USA, Inc.) for the three-month period ended September 30, 2003, was $1.2 million, or $0.00 per share, a sharp reduction from the net loss of $5.9 million, or $0.02 per share, for the year-ago quarter. Revenue for the third quarter was $23.8 million, compared with $24.2 million for the year-ago quarter. On a sequential basis, revenue increased 14 percent, or $2.9 million, and net worth rose $5.3 million since the second quarter of 2003.
    For the nine months ended September 30, 2003, the Company reported revenue of $69.8 million and net income of $28.3 million, or $0.09 per share. This includes a one-time gain of $70 million for forgiveness of indebtedness due to the satisfaction of the Company's debt obligation to IBM Credit, LLC. In comparison, the Company reported revenue for the nine months ended September 30, 2002, of $78.4 million, and a net loss of $49.8 million, or $0.19 per share.
    Commenting on the third-quarter results, Scott R. Silverman, Chairman and CEO, said: "We believe these results represent an important milestone for the Company. Exclusive of Digital Angel Corporation's operating results, the Company achieved net income of over $750,000. The work of restructuring our balance sheet has played an important role in this turn-around. We are gratified by the growing demand we've experienced for VeriChip internationally, with more than 5,000 VeriChips ordered in the third quarter alone. We've also seen significant progress in securing Federal contracts at our Government Telecommunications (GTI) unit."
    Mr. Silverman continued: "In order to improve Digital Angel Corporation's performance, changes have been made. With the recent agreement to acquire Outerlink Corporation and the appointment of Van Chu as CEO, Digital Angel Corporation will now focus on marketing its location technology and condition monitoring for high-value assets. Given Outerlink's proprietary technology and top-tier U.S. Government and commercial customers, we are confident that Outerlink and Mr. Chu will bring value to Digital Angel Corporation and, in turn, Applied Digital Solutions."

    Highlights from the third quarter 2003 include:

    --  Total of more than 5,000 VeriChips ordered;

    -- First distribution agreement for VeriChip in Europe with five-year exclusive distribution agreement for Spain;

    -- In July, exclusive VeriChip distributor for Mexico launched "Solusat Medica" to promote VeriChip's healthcare applications in Mexico;

    -- Government Telecommunications, Inc. (GTI) awarded a contract valued at approximately $15 million from the United States Postal Service (USPS) to upgrade telecommunications networks at up to 62 Postal Service facilities. GTI also received an order valued at more than $6 million from the United States Department of Agriculture (USDA) to deploy leading-edge telecommunications technology at the National Finance Center in New Orleans, Louisiana. In September, GTI received funded orders valued at $17 million from a variety of agencies of the federal government to deploy, upgrade and maintain telecommunications technology at locations throughout the United States.

    -- Five-year distribution agreement signed for Brazil with initial order of more than 800 VeriChips; initial purchase orders for over 700 subdermal VeriChips and 60 proprietary scanners from its exclusive distributor for Colombia and Venezuela;

    -- Digital Angel Corporation (AMEX: DOC) received its first commercial stocking order for Bio-Thermo(TM), the Company's temperature-sensing implantable microchip for the companion pet market.

    -- Digital Angel Corp. and IMI, Platte City, Missouri, an information alliance partner, were selected by PM Beef to install a system for capturing data from proprietary RFID and software products for use on cow/calf farms, feedlots and PM's harvest and fabrication facility in Windom, MN.

    -- Digital Angel Corporation's partner, VeriPrime, Inc., launched a new food safety system, with initial focus on improved E.coli protection, the beginning of a comprehensive animal identification and tracking system, verification of safeguards against cattle feed contamination and standards of animal welfare that exceed those now required by most grocery and restaurant chains.

    -- Company agreed to increase its investment in Digital Angel Corporation, signaling its belief that Digital Angel is greatly undervalued given growth opportunities for its proprietary animal identification, bio-sensing, and personal safeguard/emergency location technologies.

    CONFERENCE CALL REMINDER: The Company will hold a conference call on November 14, 2003, beginning 8:30 a.m. ET. Hosting the call: Scott Silverman, CEO; Evan McKeown, Chief Financial Officer; and Michael Krawitz, Executive Vice President and General Counsel. Interested participants should call 800-472-8309 (from within the United States) or 706-643-9561 (from international locations). Please reference Conference I.D. Number 3907686. There will be a playback available until midnight, November 21, 2003. To listen to the playback, call 800-642-1687 (from within the United States) or 706-645-9291 (from international locations). Please use pass code 3907686 for the playback.
    This conference call is also being webcast and can be accessed at Applied Digital Solutions' website at www.adsx.com until November 21, 2003.

    About VeriChip(TM)

    VeriChip is a subdermal, radio frequency identification (RFID) device that can be used in a variety of security, financial, emergency identification and other applications. About the size of a grain of rice, each VeriChip product contains a unique verification number that is captured by briefly passing a proprietary scanner over the VeriChip. A small amount of radio frequency energy passes from the scanner energizing the dormant VeriChip, which then emits a radio frequency signal transmitting the verification number. In October 2002, the US Food and Drug Administration (FDA) ruled that VeriChip is not a regulated device with regard to its security, financial, personal identification/safety applications but that VeriChip's healthcare information applications are regulated by the FDA. VeriChip Corporation is a wholly owned subsidiary of Applied Digital Solutions (Nasdaq:ADSX). For more information about VeriChip, visit www.adsx.com.

    About Digital Angel Corporation

    On March 27, 2002, Digital Angel Corporation completed a merger with Medical Advisory Systems, Inc., which for two decades has operated a 24/7, physician-staffed response center in Owings, Maryland. Prior to the merger, Digital Angel Corporation was a 93% owned subsidiary of Applied Digital Solutions, Inc. (Nasdaq:ADSX), which now is the majority owner of the company. Digital Angel(TM) technology represents the first-ever combination of advanced sensors and Web-enabled wireless telecommunications linked to Global Positioning Systems (GPS). By utilizing advanced sensor capabilities, Digital Angel is able to monitor key functions -- such as ambient temperature and physical movement -- and transmit that data, along with accurate emergency location information, to a ground station or monitoring facility. The company also invented, manufactures and markets implantable identification microchips the size of a grain of rice for use in humans, companion pets, fish, and livestock. Digital Angel Corp. owns the patents for its inventions in all applications of the implantable microchip technology for humans and animals. For more information about Digital Angel Corp., visit www.DigitalAngelCorp.com.

    About Applied Digital Solutions, Inc.

    Applied Digital Solutions is an advanced technology development company that focuses on a range of life-enhancing, personal safeguard technologies, early warning alert systems, miniaturized power sources and security monitoring systems combined with the comprehensive data management services required to support them. Through its Advanced Technology Group, the company specializes in security-related data collection, value-added data intelligence and complex data delivery systems for a wide variety of end users including commercial operations, government agencies and consumers. Applied Digital Solutions is the beneficial owner of a majority position in Digital Angel Corporation. For more information, visit the company's website at http://www.adsx.com.
    Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933,
Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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